Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of                              by and between WuXi PharmaTech (BVI) Inc. (the “Company”) and                              (the “Executive”)(collectively the “Parties”; individually a “Party”).

WHEREAS, the Company desires to employ the Executive as its                             ; and the Executive desires to be employed by the Company as its                             .

ACCORDINGLY, the Parties agree as follows:

1.	Term of Employment

The term of employment shall be ___________ years starting from the date of this Agreement, unless this Agreement is early terminated (the “Term”).

2.	Position and Duties

The Executive shall render services to the Company in the position of                              and perform all services appropriate to that position as well as other services as may reasonably be assigned by the Company, including simultaneously serving as                              of                             . The Executive’s principal place of employment shall be at Shanghai or any other place either in the PRC or elsewhere (e.g. US, Hong Kong) as agreed by the Parties from time to time. The Executive shall devote most of his working time, attention and skill to the discharge of his duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, and shall observe and comply with all resolutions and directions from time to time made or given by the Board of Directors of the Company (the “Board”). The Executive shall at all times keep the                              of the Company promptly and fully informed of his conduct relating to material matters, decisions and transactions affecting or involving the Company and its subsidiaries (collectively, the “Group” and each, a “Group Company”, as defined in the Joint Venture Agreement of the Company dated 1 June 2006, as amended from time to time (the “JVA”)) and provide such explanations as the Board may reasonably require. Insofar as the internal rules and regulations of the Group or the Group Companies (as defined in the JVA) are applicable to the Executive, the Executive undertakes to abide by such rules and regulations.

3.	Remuneration and Benefits

Subject to the Company’s policies and practices, during the Term, the Executive shall be entitled to the following remunerations and benefits on the accumulative basis:

(1)	Base Salary. The Company shall pay the Executive a “Base Salary” of an amount (in RMB or such other currency as the Company may from time to time determine) equivalent to per year for his employment with the Company and for his employment with (the “Annual Base Salary” or “Base Salary”), subject to (a) the reasonable annual adjustment to reflect the inflation of the cost of living; and (b) such adjustment as agreed by the Company and the Executive, if the workload of the Executive substantially increases due to the business expansion of the Group. The Base Salary of the Executive should be adjusted accordingly if the salary of all employees of the Group Companies is adjusted in accordance with the then effective payroll policies of the Group Companies. The Base Salary shall be paid by the Company in 12 equal monthly instalments (individually, “Monthly Base Salary”) in accordance with the Company’s regularly established payroll practices. Unless otherwise agreed by the Executive, any reduction of the Base Salary by more than , with or without any cause, will qualify the Executive to terminate this Agreement with full amount of severance payment equal to months of the average monthly actual compensation (including but not limited to, the Monthly Base Salary and other allowance and bonus)(the “Monthly Compensation”) of the Executive (i) during the past years or (ii) during the entire Term, whichever is shorter, plus the full amount of any Guaranteed Bonus.

(2)	Benefits. The Executive shall be eligible to participate in the benefits made generally available by the Company to executives at a similar level, including but not limited to, a monthly housing allowance in the amount of US$ per calendar month, payable and/or reimbursable at the end of each month, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(3)	Bonus. The Company shall pay the Executive an annual bonus (“Annual Bonus”) payable at the end of the relevant financial year in accordance with the following formula:

In case of the termination of the Executive’s employment prior to the end of the relevant financial year, the Executive shall be entitled to a “Guaranteed Bonus” which shall be based on the amount of Annual Bonus which would have been payable if the Executive’s employment had continued until the end of the relevant financial year and calculated on a pro rata basis, in accordance with his actual period of service. Notwithstanding the foregoing, the Guaranteed Bonus shall an amount equivalent to              of the Executive’s Annual Base Salary for the relevant year, calculated on a pro rata basis, where the Executive’s employment has been terminated due to the death or disability of the Executive.

(4)	Share Option. The Executive shall be granted an option (the “Option”) to purchase an aggregate of ordinary shares of each in the Company (the “Option Shares”) at a purchase price of per Option Share and subject to a -year vesting scheme, with % of the Option Shares being vested , % of the Option Shares being vested and the remaining % of the Option Shares being vested , in accordance with the Option Plan of the Company (the “Option Plan”). For avoidance of doubt, the Executive shall be responsible for and shall not be entitled to any claims against the Company for any taxes arising from the vesting of the Option Shares or the exercise of the Option in respect of any Option Shares.

(5)	Holidays. The Executive shall be entitled, in addition to the PRC statutory public holidays, to take working days as paid holiday in each full calendar year, such leave entitlement to be administered in accordance with the Company’s leave policy for its employees. If the Executive’s employment commences or terminates in the middle of a calendar year, his entitlement to holidays will be assessed on a pro rata basis in accordance with the Company’s leave policy, as it may change from time to time. The holidays not taken in any calendar year (“Year 1”) can be carried forward to the next calendar year (“Year 2”) at the sole discretion of the Executive and shall be deemed surrendered by the Executive if not used by the end of Year 2. Neither untaken holidays nor holidays otherwise deemed surrendered by the Executive shall give the Executive any entitlement for compensation (monetary or otherwise). If the Company has any new policy to compensate its employees for their untaken holidays, such policy shall be equally applicable to the Executive.

(6)	Insurance. The Company shall pay for life insurance and medical insurance policies with an internationally recognized insurance provider (either in China or elsewhere) for the benefit of the Executive or such other insurance provider agreed between the Parties for the benefit of the Executive, provided that (a) the annual premium of all insurance policies in any individual year shall be no more than in aggregate; (b) the beneficiaries under the life insurance policy shall be designated by the Executive; and (c) other terms of the insurance policies (including but not limited to the detailed type of policy, coverage and payment schedule of premium) shall be reasonably satisfactory to the Executive. In the event that the Executive’s employment is terminated, the Company shall pay the annual premium then payable for an additional three-year period beginning with the date of termination. The Company shall purchase sufficient comprehensive Director and Officer insurance to cover the Executive and with such level of coverage and duration as may be acceptable to both Parties. The Parties agree that the Company may in its sole discretion purchase “key man” insurance policies and name the Company as the sole beneficiary.

(7)

Education. The Company hereby agrees to pay and/or reimburse the Executive for the full amount of tuition, other education charges, reasonable living allowances and other reasonable coasts and expenses for the Executive’s enrolment into any full time or part time studying programs with relevant universities in an area relevant to the Executive’s scope of

work under this Agreement             , provided that such amount of reimbursement shall not be higher than              per year. The Company also agrees to reimburse the Executive during the Term for tuition fees paid in respect of the education of his children, subject to an annual maximum amount of             .

(8)	Expenses. The Company shall reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations as set forth herein during the Term .

(9)	Indemnification. Subject to applicable laws and regulations, the Executive shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of the duties of his office or in relation thereto, Provided That in no event shall the amount and extent of indemnification provided by the Company exceed the Director and Officer insurance policies maintained by the Company from time to time to insure the performance by the Executive of his duties and responsibilities contemplated hereunder. If the Executive becomes aware of any claim, notice, demand, assessment, letter or other document issued or action taken by any third party or statutory or governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world) (“Claim”) which could give rise to a liability under this Section 3(10), the Executive shall immediately notify the Company of such Claim, and shall provide the Company or its authorised agents with all material correspondence and documentation relating to the Claim, as they may reasonable require. As regards any such Claim, the Executive shall at the request of the Company take such action as it may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim and any adjudication in respect thereof, so as to ensure that Company’s rights, benefits and interests are not in any way affected or prejudiced, subject to the Executive being indemnified by the Company against all costs and expenses which may thereby be incurred.

The Executive shall not, without the prior written consent of the Company, settle or compromise or consent to the entry of judgment with respect to any pending or threatened Claim (irrespective of whether the Company is an actual or potential defendant in, or target of, such Claim) unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising out of the matters which are the subject of such Claim and does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of the Company. The Company will not be liable for any settlement or compromise of any Claim that is effected by the Executive without the Company’s written consent.

Unless otherwise agreed by the Parties and to the extent permitted by PRC laws, all of the foregoing remuneration and benefits shall be paid to such account as designated by the Executive, in              as the Company and              may from time to time determine. Unless otherwise agreed by the Parties in writing, any conversion from United States Dollars to Renminbi and vice versa shall be effected at the average median rate published by the People’s Bank of China for the relevant period or date (as the case may be).

4.	Amendment, Termination and Discharge of this Agreement

(1)	Amendment to and Termination of the Agreement This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and by a duly authorized Board member of the Company other than the Executive. The terms relating to the remuneration and benefits of the Executive under the renewed agreement shall not be less favourable than the relevant terms under this Agreement.

(2)	Discharge of the Agreement

(a) By Death. This Agreement shall be discharged automatically upon the Executive’s death. In such event, the Company shall pay to the Executive’s beneficiaries or estate (as the case may be) the Guaranteed Bonus as set out in Section 3 and an amount equal to          months of the Monthly Compensation, plus the full amount of any compensation then due and payable under Section 3 hereof to which the Executive is entitled up to the date of termination. In addition to the foregoing, all granted but unvested Options shall be deemed vested upon the Executive’s death and the beneficiaries designated by the Executive (or the Executive’s estate, if the Executive has not designated any beneficiaries) shall be entitled to succeed to any and all such vested Options.

(b) By Disability. If the Executive becomes eligible for the Company’s long-term disability benefits or if, the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any physical or mental impairment which does not fall within industrial injury, for a period of more than          consecutive days or more than          days in any consecutive          period, then, to the extent permitted by law, the Company may terminate the Executive’s employment. In the event that the Company terminates the Executive’s employment on grounds of disability, the Company shall pay to the Executive an amount equal to          months of the Monthly Compensation, the Guaranteed Bonus as set out in Section 3(3), plus the full amount of any compensation then due and payable under Section 3 hereof to which the Executive is entitled up to the date of termination and the Executive shall be entitled to be vested with all granted but unvested Options on the date of such termination and thereafter all obligations of the Company under this Agreement shall cease. In case of industrial injury, the Company shall not in any event terminate this Agreement even though the Executive may not be able to properly carry out his duties unless the Executive agrees to terminate this Agreement and the Company has paid to the Executive an amount equal to          months of the Monthly Compensation, the Guaranteed Bonus as set out in Section 3(3), and the full amount of any compensation then due and payable under Section 3 hereof, on the date immediately following such termination. In addition, the Executive shall be entitled to be vested with all granted but unvested Options. Nothing in this section shall affect the Executive’s rights under any disability plan implemented by the Company in which the Executive is a participant, if any.

(3)	Early Termination by the Company The Company may dismiss the Executive with cause(s) at any time as provided by the PRC Labor Law (“Cause”), or without Cause by serving the Executive months’ prior written notice, and may, if the Board so decides, permit the Executive to resign immediately in lieu of such termination. During such notice period, the Executive shall continue to diligently perform all of the Executive’s duties hereunder. In the event of dismissal without Cause, the Executive will be eligible to receive an amount equal to months of the Monthly Compensation, payable in full immediately following the receipt by the Executive of such written notice. The Executive shall be entitled to exercise the vested portion of the Option in accordance with the Option Plan. However, the granted but unvested portion of the Option shall lapse and terminate and the Option Shares covered by the unvested portion of the Option shall revert to the Option Plan.

(4)	Early Termination by the Executive

(a) Termination by Executive for Good Reason. If the Executive selects to terminate his employment for any of the Good Reasons (as hereinafter defined), the Executive will be eligible to receive an amount equal to          months of the Monthly Compensation payable in full immediately following the Company’s receipt of such termination notice. No Annual Bonus shall be payable upon such termination. Thereafter all obligations of the Company under this Agreement shall cease. The Executive shall be entitled to exercise the vested portion of the Option in accordance with the Option Plan. However, the granted but unvested portion of the Option shall lapse and terminate and the Option Shares covered by the unvested portion of the Option shall revert to the Option Plan.

For the purpose of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of the Executive and (ii) such event occurs within the Term or if there occurs Change in Control (as hereinafter defined), within          years after such occurrence and (iii) such event is not rectified within          days by the Company to the Executive’s satisfaction:

(i)	a significant change in the Executive’s position with the Company or change to his duties or responsibilities which materially reduces the Executive’s level of responsibility;

(ii)	a relocation of the Executive’s principal place of employment in the PRC to anywhere the city size and/or the residents average living standards declines by ; or

(iii)	the Company fails to perform this Agreement or violates the relevant labour laws, regulations or infringes upon any of The Executive’s rights or interests.

For the purpose of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred when: (i) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto holding fifty percent (50%) or more of the outstanding voting securities of the Company or the surviving entity immediately after such merger or consolidation; or (ii) the shareholders of the Company approve either a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of fifty-percent (50%) or more of the Company’s assets.

(b) Termination other than for Good Reason. The Executive may terminate employment with the Company at any time for any reason other than the Good Reason or for no reason at all, upon          months’ advance written notice. Upon the termination other than for Good Reason, the Executive shall be entitled to an amount equal to          months of the Monthly Compensation. No Annual Bonus shall be payable upon such termination. During such notice period the Executive shall continue to diligently perform all of the Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 hereof to which the Executive is entitled up through the last day of the          months’ notice period. The Executive shall be entitled to exercise the vested portion of the Option in accordance with the Option Plan. However, the granted but unvested portion of the Option shall lapse and terminate and the Option Shares covered by the unvested portion of the Option shall revert to the Option Plan.

(c) Termination Obligations. The Executive agrees that on or before termination of employment, he will promptly return to the Company all documents and materials of any nature pertaining to his work with the Company, including all originals and copies of all or any part of any Proprietary Information or Inventions (as defined below) along with any and all equipment and other tangible and intangible property of the Company. The Executive agrees not to retain any documents or materials or copies thereof containing any Proprietary Information or Inventions.

(5)	Limitation on Payments. In the event that any payment of benefit received or to be received by the Executive, pursuant to this Agreement or otherwise, from the Company or any successor of the Company would constitute “parachute payments” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”) and any final or temporary regulations thereunder, and but for this Section 4 (5), the Executive would be subject to the excise tax imposed by Section 4999 of the Code, the Executive shall be entitled to either (i) the full amount of the payments and benefits or (ii) 2.99 times the Executive’s “base amount” (as such term is defined under Code Section 280G(b)(3)), whichever of the foregoing amounts (after taking into account any applicable United States federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code) results in the receipt by the Executive, on an after-tax basis, of the greater payment. In no event shall the Company, or its successor, be obligated to gross up any payment or benefit to the Executive to avoid the effect of the foregoing United States income tax laws or to pay regular or excise taxes arising therefrom. Unless the Company and the Executive otherwise agree in writing, any calculation required under this Section 4(5) shall be made in writing by independent public accountants agreed to by the Company and the Executive, whose calculation shall be conclusive and binding upon the Company and the Executive for all purposes. The Company and the Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 4(5).

5.	Confidentiality; Non-compete; Non-solicitation; No conflict

(1)	Confidentiality Obligations:

(a) The Executive agrees that, during the continuance of this Agreement and for a period of          years after the termination thereof, he will not:

(i)	use, exploit or divulge to any person any trade secrets, confidential knowledge or information or any financial marketing or trading information or know-how relating to the other parties to the Joint Venture Agreement (the “JVA”) dated 1 June 2006 entered into by the then existing shareholders of the Company or (save after the termination hereof if the Executive then beneficially owns the whole of the issued share capital of the Company) the Company or any of the Group Companies which it may receive or obtain as a result of entering into this Agreement; or

(ii)	(without the prior consent in writing of each of the other parties to the JVA) make any announcement on any matter concerning or connected with this Agreement or the arrangements contemplated hereby or (save after the termination hereof if the Executive then beneficially owns the whole of the issued share capital of the Company) the Company or any of the Group Companies.

(b) Exceptions: The restrictions in Section 5(1)(a) above shall not apply if the information or knowledge concerned:

(i)	has become public knowledge other than as a result of unauthorised disclosure by any of the parties to the JVA;

(ii)	has been disclosed in the proper performance of the Executive’s obligations under or consequent to the JVA;

(iii)	is received from a third party without any duty of confidentiality in relation thereto;

(iv)	is already in the possession of the Executive before negotiations commenced between the parties to the JVA;

(v)	is developed or prepared by the Executive independently of information received after negotiations commenced between the parties to the JVA;

(vi)	is disclosed by the Executive to his Affiliates (as defined below) for internal reporting purposes provided that such Affiliates (as the case may be) shall have undertaken to comply with the confidentiality obligations hereto; or

(vii)	is otherwise required to be disclosed by law or any regulatory authority or any court properly exercising jurisdiction over the Executive, provided that, if the Executive is required to make a disclosure by reason of this Section 5(1)(b)(vii), he shall, to the extent reasonably possible, supply a copy of the contents of any such disclosure to the Company prior to the making of such disclosure, failing which he shall do so as soon as is reasonably practicable after the making of such disclosure.

(c) Notwithstanding Termination: The obligations contained in this Section 5(1) shall endure for a period of three (3) years after the termination of this Agreement.

(2)	Non-compete and Non-solicitation. The Executive irrevocably and unconditionally agrees with and undertakes to the Company that, he will not (i) during his term of employment with the Company take up any executive position in any company other than the Group Companies and will commit most of his efforts towards the development of the business and operations of the Group and (ii) for a period of months after he ceases to be employed by any Group Company (collectively, the “Non-compete Period”):

(a) either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be employed, engaged, concerned, provide technical expertise or be interested directly or indirectly in, any business, whether as shareholder, director, Executive, partner, agent or otherwise, that is, in the opinion of the Company in competition (whether directly or indirectly) with any business carried on or proposed to be carried on by the Group from time to time;

(b) either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group from time to time, the customer of any person, firm, company or organisation who shall at any time have been a customer, client, agent or correspondent of the group or in the habit of dealing with the Group; or

(c) either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group from time to time, any person who is an officer, manager or executive of the Group whether or not such person would commit a breach of his contract of or employment by reason of leaving such employment.

The Company hereby agrees to pay the Executive an amount equivalent to 40% of the Annual Base Salary (the “Non-compete Compensation”) as consideration for the aforesaid non-compete obligation. The Non-compete Compensation shall be payable upon the expiry of the Non-compete Period. If the Executive fails to discharge his obligations under this Section 5 at any time during the Non-compete Period, the Executive shall return to the Company such proportion of the compensation payable to the Executive upon the termination of his employment pursuant to Section 4 of this Agreement corresponding to the portion of the post-termination Non-compete Period during which the Executive has failed to discharge his non-compete obligation.

(3)	[Notwithstanding Section 5(2) above, nothing herein shall prohibit the Executive from setting up a holding company to hold his shares in the Company and to assume any executive position in such holding company provided that such company shall not at any time be engaged in any business in competition with any business carried on or proposed to be carried on by any of the Group Companies from time to time.]

(4)	No Conflict. The Executive represents and warrants that the Executive’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

(5)	Provisions reasonable for protection of legitimate interest: Provided That while the restrictions in Sections 5(1), 5(2) [and 5(3)] are considered to be reasonable in all the circumstances it is agreed between the Parties that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of any Group Company from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

6.	Intellectual Property

The Executive further agrees with and undertakes to the Company that:

(1)	he will not divulge, use (other than for the purpose and benefit of the Group) or infringe the trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights of the Group Companies; and

(2)	all trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by the Executives of any Group Company in the course of their work or employment shall belong solely to such Group Company or transferred by such Group Company to its customers in the ordinary course of its business.

7.	General Provisions

(1)	Effectiveness. This Agreement shall come into effect when it is signed by the Parties.

(2)	Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the full and complete understanding of the Parties hereto and supersedes any previous agreements as to the subjects covered by the Agreement.

(3)	Continuing Obligations. The obligations in this Agreement will continue in the event that the Executive is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Executive shall forthwith resign from any employment of office with the Company and all Affiliates of the Company unless the Board requests otherwise. In this Agreement, “Affiliate” shall mean (a) in relation to any individual, the immediate family of such individual or any entity controlled by the individual (and in the case of the Founder, whether by himself or together with other Founders), where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (b) in relation to any legal person, a company which is for the time being a holding company of such legal person, or a Subsidiary of such legal person or of such holding company.

(4)	Governing Law and Dispute Resolution. This Agreement shall be governed and construed in accordance with the law of the British Virgin Islands.

The parties agree that any dispute, claim or difference (the “Dispute”) arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, any Party to the Dispute shall in the first instance be entitled to refer the same to mediation by a single mediator mutually agreed by the Parties. The Parties agree to participate in mediation in good faith and undertake to abide by the terms of any settlement reached. If the Parties fail to reach any settlement within one (1) month after the referral of the Dispute to mediation, any Party may refer the Dispute to arbitration in Hong Kong in accordance with Rules of the International Chamber of Commerce (“Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section. The Tribunal shall consist of one (1) arbitrator appointed in accordance with the Rules. The language of the arbitration shall be in English. All awards may, if necessary, be enforced by any court having jurisdiction in the same manner as a judgement in such court. The costs of such arbitration (including legal fees) shall be paid by the losing Party in accordance with the terms of the arbitration award.

(5)	Assignability. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. A reference to the Company shall include its successors. This Agreement may not be assigned to any third party, without the prior consent of the other Party.

(6)	Notices.

Notices under this Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

to the Company at:	No. 1 Building, #288 FuTe ZhongLu, Waigaoqiao Free Trade Zone, Shanghai 200131, P.R.China

to the Executive at:	.

IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.

WuXi PharmaTech (BVI) Inc.

By:
Title:
Date:

[Executive]

Date: